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                                                                    Exhibit 4.5


                               RETAINER AGREEMENT

        The parties hereto, SECURFONE AMERICA INCORPORATED (hereinafter SFI) and MICHAEL R. LEE, in consideration of the mutual covenants herein contained, the parties agree herein as follows:

        1. Between May 22, 1997, and September 30, 1997, LEE will provide, on demand as reasonably required by SFI, consulting services to SFI concerning matters within LEE'S expertise and germane to SFI business activities.

        2. SFI agrees that it shall compensate LEE by the provision of 24,000 shares of SFI or its option equivalent at such time as SFI release such shares for the compensation of those individuals likewise providing consulting and professional services to SFI, but in no event later than February 28, 1998.

        3. LEE agrees that SFI's liability shall be limited to stock or options as aforesaid, and that SFI makes no representation or warranty as to there market value or marketability.

        4. The services to be provided by LEE shall be provided at such times and locations as are convenient to SFI or its officers.


                                             /s/ Michael R. Lee
                                             ----------------------------------
                                             Michael R. Lee

                                             /s/ Steven Wasserman
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                                             Steven Wasserman
                                             Secretary for
                                             SECURFONE AMERICA INCORPORATED